Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Realty Capital Hospitality Trust, Inc.:

We consent to the use of our report dated March 31, 2015, with respect to the consolidated balance sheet as of December 31, 2014 (successor) and the combined balance sheet as of December 31, 2013 (predecessor) of American Realty Capital Hospitality Trust, Inc. and subsidiaries, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the period from March 21, 2014 to December 31, 2014 (successor) and the combined statements of operations and comprehensive income (loss), changes in equity, and cash flows for the period from January 1, 2014 to March 20, 2014 (predecessor) and the year ended December 31, 2013 (predecessor) and the related financial statement schedule of real estate and accumulated depreciation, incorporated by reference into the registration statement (No. 333-190698) on Form S-11 of American Realty Capital Hospitality Trust, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

McLean, Virginia
July 16, 2015